EXHIBIT (14)(e)

                             LUTHERAN BROTHERHOOD

                                   PROTOTYPE

                         SIMPLIFIED EMPLOYEE PENSION

                                     PLAN




                         (LOGO) LUTHERAN BROTHERHOOD

                                TABLE OF CONTENTS


     Participant Information and Disclosure

     Questions and Answers

     IRS Letter of Determination

     Adoption Agreements

     LB Prototype Simplified Employee Pension Plan



                   ---------------------------------------
          ----------------------------------------------------------



TO THE PLAN ADMINISTRATOR:


* Two copies of the Adoption Agreement are provided. They should be completed by the Plan Administrator. One copy should be sent to Lutheran Brotherhood and the other should be kept by the Plan Administrator.

* An identical copy of this booklet is to be completed and given to each individual plan participant when he becomes eligible to participate in the plan.

* A copy of the Participant Information and Disclosure must be given to all employees at the earlier of:

      1. The time the employee first becomes eligible to participate in the plan (normally, this is only applicable when the plan is first established), or

      2.  The time the employee is first hired by the employer.

* The Administrator must furnish each participant with a copy of any amendment to the terms of the SEP plan and a written explanation of its effect within thirty (30) days of the effective date of the amendment.

* At the end of each calendar year, the Plan Administrator must notify each participant in writing of any employer contributions made under the SEP. This notification must be made by the later of January 31 of the year following the year for which the contribution is made or thirty (30) days after the contribution is made. Notification must be given on the W-2 form or by supplying an amended W-2 form if contributions are made after the original W-2 forms have been distributed.

* The Participant Information and Disclosure is designed to answer any questions the Administrator may have regarding the operation of the plan and to disclose information on the employer's prototype SEP plan to the employee.

* The latter portion of the booklet contains a copy of the actual plan document as approved by the Internal Revenue Service.

                  PARTICIPANT INFORMATION AND DISCLOSURE

                                   FOR A

                     SIMPLIFIED EMPLOYEE PENSION PLAN



TO THE EMPLOYEE:

The following information is being provided to you in accordance with the requirements the Internal Revenue Service has set for disclosure of information on your employer's Prototype Simplified Employee Pension (SEP) Plan. This information must be provided to all employees either at the time of employment or when the SEP agreement is executed (whichever occurs later). In addition to the SEP Disclosure Information contained herein, your employer is also required to provide you with information about the employer's Prototype Simplified Employee Pension agreement at the time you become eligible to participate in the plan.


TO THE PLAN ADMINISTRATOR:

As the plan administrator named in the Adoption Agreement for Lutheran Brotherhood's Prototype Simplified Employee Pension, you are required to provide the information in this form to all current employees at the establishment of the plan and to each new employee at the time the employee is first employed by the employer.


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GENERAL INFORMATION

   A "Simplified Employee Pension" or SEP is a type of IRA program introduced by the Revenue Act of 1978. Through the SEP, Congress intended to provide employers with a "simplified" approach to retirement plans which would avoid the administrative requirements and costs imposed on employers by ERISA. Basically, a SEP program utilizes a regular IRA established by the employee to which the employer contributes under a plan containing a written allocation formula and meeting certain other SEP requirements. Consequently, all the usual IRA tax, investment and administrative rules apply unless specifically modified.

   Two kinds of documents are necessary in establishing a SEP program: First, the employer must execute a plan which contains a written allocation of employer contributions; second, each employee must execute and establish his or her own IRA agreement. Although the concept is simple, there are a number of specific requirements involved.


HOW THE PLAN WORKS

   In very general terms, a SEP will permit employers to contribute up to fifteen percent (15%) of the employee's compensation, limited to a maximum of thirty thousand dollars ($30,000). Compensation includes the aggregate of all compensation paid in the form of wages and salary (including overtime, bonuses, etc.) up to two hundred thousand dollars ($200,000), but determined without regard to the employer contribution to the SEP. Contributions are made to the employee's Individual Retirement Account or Annuity (IRA). The SEP must be either a model SEP plan executed on an IRS form or a master or prototype SEP upon which a favorable opinion letter has been issued by the IRS. Each individual's IRA to which the Employer contributes must allow for SEP-IRA contributions up to thirty thousand dollars ($30,000). Lutheran Brotherhood's Individual Retirement Annuity and Lutheran Brotherhood Funds' Individual Retirement Custodial Account qualify as SEP-IRAs.

   When a SEP is properly adopted, the employer is obligated to forward any contributions to the employee's SEP-IRA fiduciary (whether trustee, custodian or insurance company). The amount contributed to a SEP by an employer is excluded from gross income rather than deducted as under prior law. The employee's Form W-2 will therefore not include the SEP contribution under "wages". The employer must check the appropriate box on Form W-2 to indicate that the employee is an active participant in a retirement plan.

   In addition to the employer contributions, an individual may make regular IRA contributions to the SEP-IRA and may deduct up to the lesser of one hundred percent (100%) of compensation or two thousand dollars ($2,000), to the extent permitted by law, or the individual may contribute to a separate IRA.


HOW EMPLOYEES BECOME PARTICIPANTS IN THE SEP PLAN

   A SEP may require that an employee has attained age twenty-one (21) and has worked for the employer during at least three (3) of the immediately preceding five (5) calendar years before that employee becomes eligible to share in any employer contribution for a particular calendar year. The plan may also have lower age and service requirements. A SEP plan must include all eligible employees, whether full-time or part-time. However, employers may require an employee to have earned income of at least three hundred dollars ($300) during the calendar year for years after 1986 ($200 prior to 1987) before a contribution is made on his behalf. The SEP plan may also exclude certain union employees and nonresident aliens to the same extent other qualified plans can exclude these employees. An eligible employee may also be an active participant in another qualified retirement plan or tax-deferred annuity.

   The employer may require that the employee establish a SEP-IRA arrangement as a condition of employment. If the employer does not require employees to become participants and an eligible employee elects not to participate, all other employees of the same employer are prohibited from entering into a SEP-IRA arrangement with that employer. If one or more eligible employees do not participate and the employer attempts to establish a SEP-IRA agreement with the remaining employees, the resulting arrangement may result in adverse tax consequences to the participating employees.

   For tax years beginning after 1983, the employer may have to include a "leased employee" in a SEP. A leased employee is any person who is not an employee of the recipient and who is hired by a leasing organization, but who performs services for another (the recipient of the services). Leased employees are treated as employees of the employer if:

    1) Services are provided under an agreement between the employer and the leasing organization.

    2 Services are performed for the employer and related persons, on a substantially full-time basis, for a period of at least one year, and

    3) Services are of a type historically performed by employees in the employer's field of business.


HOW EMPLOYER CONTRIBUTIONS ARE CREDITED TO PLAN PARTICIPANTS

   The law does not require an employer to make any contributions to a SEP for any given year. Therefore, employer SEP contributions are made totally at the discretion of the employer. However, a SEP plan must specify the conditions for an employee's sharing in employer contributions and the manner of allocation among eligible employees of the employer's contributions. Employer contributions cannot discriminate in favor of officers, shareholders, owner-employees, or highly compensated employees.

   The employer's contributions must bear a uniform relationship to each employee's total compensation, counting only the first two hundred thousand dollars ($200,000) of compensation. A SEP may not condition the allocation of an employer contribution upon the employee's being employed on the last day of the plan year. However, the law permits flexibility in the amount of annual employer contributions so long as the employer makes its contribution on a nondiscriminatory basis. Since the law requires a SEP to consider "total" compensation, it would appear that the allocation formula cannot exclude bonuses or overtime from the definition of compensation. The allocation formula, though, can provide for a reduction of employer contributions based on a Social Security integration formula.


CONTRIBUTION CALCULATION FOR THE SELF-EMPLOYED

   The SEP contribution for a self-employed person is a percentage of their earned income. Earned Income is net income minus the pension contribution for the self-employed person. Net income is gross income less business expenses less any contributions for other employees.

   The formula for determining plan contributions for the self-employed is as follows:


Income after business
expenses and after                  X               Contribution
contributions for eligible                          percentage to be
common-law employees                                made for the year

----------------------------------------------------------------------------

                   1 + Contribution percentage to be made
                                for the year


   The chart below is provided for your convenience. The chart may be used in place of the formula. Please note that the table is rounded down to the nearest ten thousandth.


                       % TO BE             % FOR
                     CONTRIBUTED           SELF-EMPLOYED

                          1%                   0.99%
                          2%                   1.96%
                          3%                   2.91%
                          4%                   3.84%
                          5%                   4.76%
                          6%                   5.66%
                          7%                   6.54%
                          8%                   7.40%
                          9%                   8.25%
                         10%                   9.09%
                         11%                   9.90%
                         12%                  10.71%
                         13%                  11.50%
                         14%                  12.28%
                         15%                  13.04%


WHEN A SEP IS INTEGRATED WITH SOCIAL SECURITY

   Although employer contributions under the SEP agreement must bear a uniform relationship to employees' compensation, an employer is entitled to offset or reduce its contribution by that portion of the Social Security taxes paid by an employer on an employee's account for retirement purposes. This reduction reduces the employer contributions to the SEP for each employee. This is called "integration" with Social Security, and is permissible only if statutory requirements are satisfied. If your employer chooses to integrate with Social Security, the SEP allocation information your employer provides you must clearly show the integration formula.

   When an employer maintains an integrated SEP plan in which more than sixty percent (60%) of the total of SEP account balances are credited to the accounts of highly compensated employees, a minimum three percent (3%) contribution must be made on behalf of all eligible employees and self-employed individuals before any contribution based on compensation in excess of the Social Security taxable wage base may be made. The minimum three percent (3%) contribution may not include any Social Security contributions made by the employer on the employee's behalf.

   Where an owner-employee (sole proprietor or partner owning more than ten percent (10%) of the business) participates in an integrated SEP plan, the owner-employee will be treated the same as a common-law employee for the purposes of integration.

   The amount of Social Security taxes paid for retirement purposes changes each year because the Social Security wage base changes each year. The following example illustrates the mechanics of integrating a SEP for the 1988 calendar year:

                                  EXAMPLE


    EMPLOYEE   SALARY   15% CONTRIB.   OASDI CONTRIB.*   NET SEP CONTRIB.

     Brown    $50,000     $7,500          $2,565              $4,935
     Jones     20,000      3,000           1,140               1,860
     Smith     10,000      1,500             570                 930

     * The 1986 OASDI portion of employer paid Social Security taxes is 5.7% of wages up to the taxable wage base ($45,000 in 1988).


WHEN EMPLOYER CONTRIBUTIONS MUST BE MADE

   An employer can maintain a SEP on a calendar year basis or on the basis of the employer's tax year. Contributions must be made on or before the due date (with extensions) for filing the employer's tax return for the taxable year.


DEDUCTIONS FOR SEP-IRA CONTRIBUTIONS

   An employer may take a deduction for contributions to Lutheran
Brotherhood's prototype SEP for a given taxable year provided the contributions are made on or before the due date (with extensions) for filing the employer's tax return for the taxable year. Qualified SEP contributions are deductible up to the lesser of $30,000 or 15 percent of an employee's annual compensation. Beginning in 1987 the employer's contribution is excluded from the employee's income rather than deducted as under prior law.


EMPLOYEE IRA CONTRIBUTIONS

   In addition to the employer's contribution, an employee may contribute up to 100% of compensation or $2,000, whichever is less. However, the amount which is deductible is subject to various limitations. The contribution can be made to the same SEP-IRA to which the employer contributes. Alternatively, it may be advantageous to make contributions to an IRA other than the one to which the employer contributes. Other IRAs may provide different rates of return or may have different or more beneficial terms (such as favorable transfer and withdrawal provisions).


HOW EXCESS CONTRIBUTIONS ARE TREATED

   Any excess contribution by the employee or by the employer beyond the yearly deduction limitations may be withdrawn without penalty on, or prior to, the due date (plus extensions) for filing your tax return. Excess contributions left in the SEP-IRA account BEYOND that time may be subject to an excise tax. Furthermore, late withdrawal of excess contributions may be taxed as a premature withdrawal.

   Any excess contributed to the SEP over the amount deductible for a given taxable year can be deducted by the employer in succeeding tax years, subject to the 15%-of-compensation SEP limit for each year.


WHEN THE EMPLOYEE IS COVERED BY MORE THAN ONE PLAN

   An employee may be covered under both a SEP and another retirement plan such as a pension or profit sharing plan. If an employee works for several employers, one employer may cover him or her under a SEP and another employer may cover the employee under a pension or profit sharing plan. Also, an employee may be covered by the SEPs of several different employers. The combined annual deduction of SEP contributions will still be the lesser of thirty thousand dollars ($30,000) or fifteen percent (15%) of total compensation.

   An employer's deduction for contributions to a SEP reduces dollar for dollar the deduction limit applicable to qualified profit sharing and stock bonus plans sponsored by the same employer. A similar reduction applies to the maximum deduction for Keogh plans when an employer maintains a Keogh plan in addition to making a contribution to a SEP. Contributions to a SEP also reduce the twenty-five percent (25%) deduction limit applied to combinations of qualified corporate plans for each employee who is participating in both the SEP and another qualified plan maintained by the same employer. Employers that maintain both a defined benefit plan and a SEP are required to comply with a limitation on combined benefits.


MORE THAN ONE IRA

   The employee should be aware that:

   1. IRAs other than the IRA(s) to which employer SEP contributions are made may provide different rates of return and may have different terms concerning transfers and withdrawals of funds from the IRA(s), among other things.

   2. In the event a participant makes a contribution or rollover to an IRA, that contribution or rollover can be made to an IRA other than the one to which employer SEP contributions are made.

   3. Depending on the terms of the IRA to which SEP contributions are made, a participant may be able to make rollovers or transfer funds from the IRA to which the employer makes contributions to another IRA. See "rollover" under the SEP-IRA section.


SPOUSAL IRA

   Can the employer make the SEP contribution to a nonworking spouse's IRA?

   No, the employer's contribution must be based solely upon the employee's compensation. The spousal IRA must be a separate account in the name of the spouse.


THE SEP-IRA

   The SEP utilizes a regular IRA. With all IRAs, there are certain restrictions and limitations involved.

   1. Contributions must be made to a qualified annuity or to a trust or custodial account in which the trustee/custodian is a bank or such other person who has been approved by the Secretary of the Treasury. No part of the SEP-IRA contribution may be invested in life insurance or be commingled with other property except in a common trust fund or common investment fund.

   2. No deduction is allowed for (a) contributions other than in cash;
(b) EMPLOYEE contributions made for the calendar year in which the employee attains age seventy and one-half (70 1/2) or any years thereafter; (c) any amounts which are a distribution or part of a distribution from another retirement plan ("rollover" contribution). EMPLOYER contributions made to a SEP-IRA for the taxable year in which an employee attains age seventy and one-half (7O 1/2) or any year thereafter are deductible.

   3. The employee's interest in the account is nonforfeitable at all times.

   4. An individual is allowed to transfer (roll over) his investment in one type of individual retirement plan to another without any tax liability. It is permissible to withdraw or receive funds from the SEP-IRA, and no more than sixty (60) days later, place these funds in another IRA or SEP-IRA. This transfer is called a "rollover" and may not be done more frequently than at one year intervals without penalty.

   5. The employee may withdraw his or her employer contributions to the SEP-IRA; however, since the purpose of the retirement plan is to accumulate funds for retirement, receipt of any portion of this account before the employee attains age fifty-nine and one-half (59 1/2) would be considered an early distribution unless the distribution is a result of death or disability. The amount of an early distribution would be includable in the employee's gross income and would also be subject to a penalty tax equal to ten percent (10%) of the distribution. There are two additional exemptions from the 10% early distribution tax: (1) if the distribution is part of a series of substantially equal periodic payments made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies of such employee and beneficiary, or (2) made to an employee after separation from service on account of early retirement under the plan after attainment of age 55.

   6. If an employee or an employee's beneficiary were to engage in any prohibited transaction (such as any sale, exchange, or leasing of any property, a loan or extension or credit; or any other interference with the independent status of the account), the account would lose its exemption from tax and be treated as having been distributed. The value of the entire account would be includable in the employee's gross income, and if he was then under age fifty-nine and one-half (59 1/2), he would also be subject to the ten percent (10%) penalty tax on early distributions.

   7. The entire interest in the account must be distributed, or begin to be distributed, no later than April 1 following the calendar year in which the employee attains age seventy and one-half (7O 1/2). The distribution may be made at once in a lump sum, or it may be made in installments. However, installment payments cannot be scheduled to be made over a period which extends beyond his life expectancy, or the combined life expectancy of the employee and his beneficiary. If the amount distributed during a taxable year is less than the minimum amount required to be distributed, the recipient would be subject to a penalty tax equal to fifty percent (50%) of the difference between the amount distributed and the amount required to be distributed. Internal Revenue Service Form 5329 provides instructions on how to determine minimum distribution and this form must be attached to an employee's annual income tax return if a penalty tax is owed. If the employee dies before the entire interest is distributed to him, similar rules require distribution to continue to the beneficiary at least as rapidly as the method of distribution to the employee.

   8. Amounts distributed to an employee who is over age fifty-nine and one-half (59 1/2) are includable in gross income in the taxable year of receipt and are taxable as ordinary income, with no special lump sum distribution treatment available.


WITHDRAWAL RESTRICTIONS ON THE LUTHERAN BROTHERHOOD SEP-IRA

   1. FLEXIBLE PREMIUM DEFERRED ANNUITY

      If the employee chooses to use Lutheran Brotherhood's Flexible Premium Deferred Annuity, he or she may surrender a portion of the cash value of this contract by sending written notice to Lutheran Brotherhood. The cash surrender value will be determined as of the date the notice is received in the Home Office.

      This partial surrender:

       1.  Must not reduce the remaining cash value to less than $1,000;

       2.  Must not be less than $200; and

       3. Will not be allowed if another partial surrender was taken in the preceding 12 calendar months.

      A Surrender Charge will be deducted from full or partial surrenders as follows:


                              PERCENTS APPLIED

      SURRENDER         ISSUE         ISSUE        ISSUE         ISSUE
     IN CONTRACT         AGE           AGE          AGE          AGE 60
        YEAR            0-57           58           59          AND OVER
     -----------        -----         -----        -----        --------

        1-3              7%             7%           7%            7%
          4              7              7            7             6
          5              7              7            6             5
          6              7              6            5             4
          7              6              5            4             3
          8              5              4            3             2
          9              4              3            2             1
         10              3              2            1             0
         11              2              1            0             0
         12              1              0            0             0
     Thereafter          0              0            0             0


      Exceptions:

       1. For surrenders. made more than 5 years after the Date of Issue, no Surrender Charge will be deducted from the portion of the Cash Value surrendered which is paid under a life income settlement option or a non-withdrawable installment income of 5 years or more.

       2. No Surrender Charge will be deducted if the annuitant is totally disabled or upon death.

       3. Each contract year after attained age 59 there is no Surrender Charge on the first 10% of the cash value existing at the time the first surrender is made in that year.

   2. SINGLE PREMIUM DEFERRED ANNUITY

      If the employee chooses to fund the SEP-IRA with Lutheran Brotherhood's Qualified Single Premium Deferred Annuity, surrenders up to 10% of the cash value of the contract may be made by sending written notice to Lutheran Brotherhood. The partial surrender may not be made more often than once a contract year without incurring a surrender penalty. The cash surrender value will be determined as of the date your notice is received in the Home Office.

      This partial surrender:

       1.  Must not reduce the remaining cash value to less than $ 5,000;

       2.  Must not be less than $500;

       3.  May be made only once each contract year; and

       4.  May not be repaid

      Full surrenders or partial surrenders of amounts over 10% are subject to a surrender charge as follows:


                      Contract Year               Percent
                      -------------               -------

                           1-5                       6%
                            6                        5%
                            7                        4%
                            8                        3%
                        Thereafter                   0%


      For full surrenders made more than 3 years after the Date of Issue, no Surrender Charge will be deducted from the portion of the Cash Value surrendered which is paid under a life income settlement option.

   3. MUTUAL FUNDS

      If the employee chooses to use Lutheran Brotherhood Funds' Individual Retirement Custodial Account, there are no limitations on surrenders.


CONTROL OF THE SEP-IRA

   The employee owns and controls the SEP-IRA. The employer sends SEP contributions to the financial institution in which the IRA is maintained, but SEP contributions become property of the employee when they are deposited in the IRA. However, the employee may incur a tax penalty if funds are withdrawn from the IRA earlier than allowed by law.


TRANSFER OF FUNDS FROM SEP-IRA TO ANOTHER TAX-SHELTERED IRA

   It may be advantageous to move contributions made to one SEP-IRA to another IRA. Other IRAs may provide different rates of return, or may have different or more beneficial terms (such as favorable transfer and withdrawal provisions). Depending on the contractual terms of the IRA to which the employer contributes, you may be able to move your funds to another IRA. Even if contractually permitted, for tax purposes there are only two permissible ways to move funds from the SEP-IRA to another IRA. First, it is permissible to withdraw or receive funds from the SEP-IRA, and no more than 60 days later, place such funds in another IRA or SEP-IRA. This is called a "rollover" and may not be done more frequently than at one year intervals without penalty. Second, a transfer of funds may be made between trustees. There are no restrictions on the number of times "transfers" can be made if such funds are transferred between the trustees, so that the employee never has possession.


WITHDRAWAL OF FUNDS FROM THE SEP-IRA

   The employer's SEP contribution may be withdrawn from the employee's SEP-IRA at any time, but any amount withdrawn (and not "rolled-over") is includible in the employee's income. Also, if withdrawals occur before the employee reaches age 59 1/2, and are not on account of death, disability, or a current year excess contribution, a penalty tax may be imposed.


DISCLOSURE BY FINANCIAL INSTITUTION

   The Internal Revenue Service requires the financial institutions or other persons who sponsor the IRAs to which contributions will be made under the SEP to provide the employee with a disclosure statement which contains the following items of information in plain, nontechnical language.

   1.  The statutory requirements which relate to your IRA;

   2. The tax consequences which follow the exercise of various options and what those options are;

   3. Participation eligibility rules and rules on the deduction for retirement savings;

   4. The circumstances and procedures under which an IRA may be revoked, including the name, address and telephone number of the person designated to receive notice of revocation (this explanation must be prominently displayed at the beginning of the disclosure statement);

   5. Explanations of when penalties may be assessed against you because of specified prohibited or penalized activities concerning your IRA; and

   6.  Financial disclosure information which:

        a. Either projects value growth rates of your IRA under various contribution and retirement schedules, or describes the method of computing and allocating annual earnings and charges which may be assessed;

        b. Describes whether and for what period the growth projections for the plan are guaranteed, or a statement of the earnings rate and terms on which the projections are based;

        c. Stipulates the sales commission to be charged in each year as a percentage of one thousand dollars ($1,000); and

        d. Shows the proportional amount of any nondeductible life insurance which may be a feature of the IRA.

   See Publication 590, available at any IRS office, for a more complete explanation of the disclosure requirements. In addition to this disclosure statement, the financial institution is required to provide a financial statement to the employee each year. It may be necessary to retain and refer to statements for more than one year in order to evaluate the investment performance of the IRA.


ADDITIONAL INFORMATION TO BE FURNISHED TO EMPLOYEE

   In addition to the SEP Disclosure Information contained in this document, the employer or plan administrator must provide the employee with the following information:

   1. At the time an employee becomes eligible to participate in the SEP, the employer or plan administrator must inform the employee in writing that a SEP agreement has been adopted and state which employees may participate, how employer contributions are allocated, and who can provide the employee with additional information.

   2. The employer or plan administrator must inform the employee in writing of all employer contributions to the SEP-IRA (this information must be supplied by January 31st of the year following the year the contribution is made, or 30 days after the contribution is made, whichever is later).

   3. If the employer amends the SEP, or replaces it with another SEP, the employer or plan administrator must furnish a copy of the amendment or new SEP (with a clear written explanation of its terms and effects) to each participant within 30 days of the date the SEP or amendment becomes effective.

   4. If the employer selects or recommends the IRAs into which the SEP contribution will be deposited (or substantially influences employees to choose them), the employer or plan administrator must ensure that a clear written explanation of the terms of those IRAs is provided at the time each employee becomes eligible to participate. The explanation must include information about the terms of those IRAs, such as rates of return, and any restrictions on a participant's ability to "roll over," transfer, or withdraw funds from the IRAs (including restrictions that allow rollovers or withdrawals but reduce earnings of the IRAs or impose other penalties).

   5. If the employer selects, recommends, or substantially influences an employee to choose a specific IRA and the IRA prohibits the withdrawal of funds, the employer or plan administrator may be required to provide additional information. Regulations announced by the Department of Labor under Title I of ERISA should be consulted in this regard.

                             QUESTIONS AND ANSWERS


ADMINISTRATION

   1. What is the name of the Plan?

      The Plan's name is:
                          --------------------------------------------------
                                         (Employer's name)
      Simplified Employee Pension Plan.

   2. Who established this retirement plan?

      The Plan was established by your employer and the controlled businesses (if any) listed below:

      Name of Employer:
                        ----------------------------------------------------

      Name of Owner or Partner:
                                --------------------------------------------

      Address:
               -------------------------------------------------------------

      Telephone Number:
                        ----------------------------------------------------

      Employer Identification Number:
                                      --------------------------------------

      Controlled businesses adopting the Plan:
                                               -----------------------------


      ----------------------------------------------------------------------

   3. When was the Plan established?

      The Plan was originally established and became effective
                                                               -------------
      and it was most recently amended
                                       -------------------------------------

   4. What is the Plan's year-end for accounting purposes?

       //   The Plan is on a calendar year.

       //   The Plan's year is the employer's taxable year which
            ends on
                    --------------------------------------------------------

   5. Who administers the Plan?

      The Plan is administered by
                                  ------------------------------------------

   6. What are the duties of the Plan Administrator?

      The Plan Administrator is responsible for the general administration of the Plan in accordance with the Plan document and applicable law, including:

        a.  determining questions of eligibility,

        b. making contributions to individual retirement accounts or annuities as required by the Plan, and

        c.  interpreting the Plan and any rules of the Plan.

      Additional information on the Plan will be provided by the Plan Administrator.

   7. What kind of retirement plan is this?

      This is a Plan utilizing a regular Individual Retirement Account (IRA) or Annuity established by yourself, to which the employer contributes under the SEP plan.

   8. If it becomes necessary to serve the Plan with any legal papers, upon whom are they served?

      The person responsible for receiving any legal papers for the Plan is the Plan Administrator.

   9. Who administers each employee's individual IRA into which contributions are made?

      The provisions of the document under which you maintain your IRA determine the administrative distribution and investment of all contributions made to the IRA. The employer in no way guarantees a participant's IRA from loss or depreciation.

  10. Are all the provisions of the Plan included in this summary?

      No, this is only a summary of the more important provisions. The actual provisions are complex and included in a legal document known as the Plan and Adoption Agreement. Any discrepancies between this description and the Plan itself should be resolved in favor of the Plan. Nothing contained herein shall give a participant or participant's beneficiary any rights greater than under the Plan itself.


PARTICIPATION AND ELIGIBILITY

   1. What does participation mean?

      A participant is a member of the Plan and is entitled to share in the contribution made to the SEP-IRAs by the employer.

   2. Are any employees excluded from the Plan?

      The following employees are excluded:

       //  All employees whose compensation is less than $          (not to
                                                          ----------
           exceed three hundred dollars ($300)) for the calendar year,

       // Employees covered by a collective bargaining agreement which was preceded by good faith bargaining over retirement benefits, and

       // Employees who have not yet met the age and service requirements described in No. 3 below.

   3. What are the eligibility requirements?

      If you are not excluded under No. 2 above because of the minimum compensation and union exclusion, you become eligible to participate
      when you have attained age             (not to exceed age
                                -------------
      twenty-one (21)) and have completed any service for your employer
      in             (not to exceed three (3)) out of the immediately
        -------------
      preceding five (5) calendar years. For this purpose only, "service" is any interval of time, however short, in which you perform any work for your employer.

   4. If I am excluded from the Plan, when do I become a participant?

      You become a participant on the first day of the plan year in which you have met the age and service requirements stated above.


CONTRIBUTIONS

   1. Who makes contributions to the Plan?

      Contributions are made to your Individual Retirement Accounts or Annuities by the Plan Administrator on behalf of your employer. Whether or not a contribution is made to your IRA by your employer is entirely within your employer's discretion. If a contribution is made under the SEP, it must be allocated to all eligible employees at the same percentage of compensation (excluding compensation over two hundred thousand dollars ($200,000)). However, the contribution for the employee may not exceed the lesser of thirty thousand dollars ($30,000) or fifteen percent (15%) of compensation.

   2. How much may my employer contribute to my SEP-IRA each year?

      Under the plan that your employer has adopted, your employer will determine the amount of contribution to be made to your IRA each year. However, the contribution for any year is limited to the lesser of thirty thousand dollars ($30,000) or fifteen percent (15%) of your compensation for that year. The compensation used to determine this limit does not include any amount which is contributed by your employer to your IRA under the SEP. It should be noted, however, that under the agreement there is no requirement that an employer maintain a particular level of contributions and it is possible that for a given year no employer contribution will be made on an employee's behalf.

   3.  //  This SEP does not provide for integration with social security.

       // This SEP provides for integration with social security. Social security taxes paid by the employer or on your account will be considered as an employer contribution under the SEP to your SEP-IRA for purposes of determining the amount contributed to your SEP-IRA.

   4. May I also contribute to my IRA if my employer has a SEP?

      Yes. In addition to the maximum employee contribution to the SEP-IRA, an employee can make regular IRA contributions up to the lesser of one hundred percent (100%) of compensation or two thousand dollars ($2,000) and deduct this contribution to the extent permitted by law. This contribution may be made to the SEP-IRA or a separate IRA.


INVESTMENTS

   1. Where are my contributions invested?

      You must establish your own Individual Retirement Account or Annuity which allows for SEP contributions up to thirty thousand dollars ($30,000) (SEP-IRA). Contributions are made to your SEP-IRA. Once contributions are made to your SEP-IRA, they become nonforfeitable. Payments of benefits, withdrawals and distributions are determined under the provisions of your own SEP-IRA. See the discussion of IRAs for restrictions on distributions from IRAs.

                            IRS DETERMINATION LETTER


----------------------------------------------------------------------------


INTERNAL REVENUE SERVICE                   Department of the Treasury


Plan Name: SEP 001
FFN: 50437970000-001  Case: 8680493        Washington, DC 20224
EIN: 41-0385700
Letter Serial No: B410077b                 Person to Contact: Mr. M. Wolfe

   Lutheran Brotherhood                    Telephone Number: (202) 566-4111

   625 Fourth Avenue South                 Refer Reply to:    DP:E:EP:Q:2

   Minneapolis, MN  55415                  Date:              09/08/86



Dear Applicant:

In our opinion, the amendment to the form of your Simplified Employee Pension (SEP) arrangement does not adversely affect its acceptability under section 408(k) of the Internal Revenue Code. This SEP arrangement is approved for use only in conjunction with an Individual Retirement Arrangement (IRA) which meets the requirements of Code section 408 and has received a favorable opinion letter, or a model IRA (Forms 5305 and 5305-A).

Employers who adopt this approved plan will be considered to have a retirement savings program that satisfies the requirements of Code section 408 provided that it is used in conjunction with an approved IRA. Please provide a copy of this letter to each adopting employer.

Code section 408(I) and related regulations require that employers who adopt this SEP arrangement furnish employees in writing certain information about this SEP arrangement and annual reports of savings program transactions.

Your program may have to be amended to include or revise provisions in order to comply with future changes in the law or regulations.

If you have any questions concerning IRS processing of this case, call us at the above telephone number. Please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter. Please provide those adopting this plan with your phone number and advise them to contact your office if they have any questions about the operation of this plan.

You should keep this letter as a permanent record. Please notify us if you terminate the form of this plan.

                                             Sincerely yours,

                                                /s/John Swieca
                                             ------------------------
                                             John Swieca
                                             Chief, Employee Plans
                                             Qualifications Branch

                             LUTHERAN BROTHERHOOD

                         PROTOTYPE SIMPLIFIED EMPLOYEE

                                 PENSION PLAN


                              ADOPTION AGREEMENT



(a) Type of Employer (check one):

      //  a sole proprietor       //  a partnership       //  a corporation


(b) This Adoption Agreement is effective               .  By this Adoption
                                        ---------------
   Agreement, the Employer (check one):

      //  Establishes a new SEP-IRA Plan.

      // Changes the elections made in a prior Adoption Agreement under this Prototype.

      //  Amends and restates its existing SEP-IRA Plan.


(c) Plan Year:

      //  The calendar year January 1 - December 31.

      //  The fiscal year of the employer                to
                                         --------  ------   --------  -----
                                          Month      Day      Month     Day


(d) Eligible Participants:

   (1) Each Employee who has attained age        (not to exceed age
                                         --------
      twenty-one (21)) and has completed        (not to exceed
                                        --------
      three (3)) Years of Service out of the immediately preceding five (5) calendar years with the Employer is eligible to participate in the Plan as of the first day of the Plan Year in which he meets such age and service requirements.

   (2) // Exclude Employees who earn less than $300 Compensation from the Employer during the Plan Year.

        // Exclude Employees covered under a collective bargaining agreement for which the collective bargaining unit bargained with the Employer in good faith about retirement benefits.

        // Exclude Employees who are non-resident aliens who receive no U.S. source income from the Employer.


(e) Employer contributions to the Plan shall be the same for all Participants in an amount equal to:

    //  1. Non-integrated with Social Security

           A percentage (not to exceed fifteen percent (15%)) of each Participant's Compensation (up to two hundred thousand dollars ($200,000)) as determined annually by the Employer before the date the contribution for the Plan Year is due but not to exceed thirty thousand dollars ($30,000) or that amount which qualifies for the maximum income tax deduction allowable to an individual under the Code for contributions to a Simplified Employee Pension plan.

    // 2. Integrated with Social Security (if the Employer maintains any other qualified retirement plan which is integrated with Social Security, this Plan may not be integrated with Social Security.)

           The amount determined under (e) 1. reduced by one hundred percent (100%) of Employer paid OASDI contributions. However, in no case will the amount allocated any Participant be less than the lesser of:

           (a)  three percent (3%) of such Participant's Compensation, or

           (b)  the highest percentage contributed on behalf of any Key
                Employee


(f) The person designated by the Employer as the Plan Administrator
    is                                   .  In the event that no plan
      -----------------------------------
    administrator is appointed, the Employer will serve in that capacity.


(g) Special Limitations on Allocations:

    Note: Do not complete Item (g) unless the Employer maintains other qualified plans.

    LIMITATIONS IF EMPLOYER HAS OTHER PLANS. Section 415 of the Code imposes certain limitations on the maximum amount of contributions and benefits under qualified plans. The Employer does NOT have to complete this item if the Employer maintains only this Plan. In all other cases, the Employer should complete this item, but only with the assistance of the Employer's tax advisor. The Employer's failure to complete this item properly may adversely affect the qualification of all of the plans the Employer maintains. The amount of Annual Additions allocated to any Participant's account under this Plan shall be limited as follows:


   -------------------------------------------------------------------------


   -------------------------------------------------------------------------


   -------------------------------------------------------------------------


(h) By executing this Adoption Agreement, the Employer:

    (a)  agrees to require each Participant to establish an IRA;

    (b) acknowledges having received a copy of, and agrees to be bound by the terms and conditions of, the Adoption Agreement and the Prototype SEP-IRA Agreement; and

    (c) acknowledges that the Employer has relied upon the Employer's own advisor as to the legal and tax effects of adopting this SEP-IRA Plan.



The undersigned Employer adopts this Plan and affixes the signature of the
Employer this       day of                 , 19     .
             -------      -----------------    -----


Name of Employer
                 --------------------------------------------


By
   ----------------------------------------------------------
Signature of Sole Proprietor, Corporate Officer authorized to sign for the Corporation, or a Partner authorized to sign for the Partnership

                             LUTHERAN BROTHERHOOD

                         PROTOTYPE SIMPLIFIED EMPLOYEE

                                 PENSION PLAN


                              ADOPTION AGREEMENT



(a) Type of Employer (check one):

      //  a sole proprietor       //  a partnership       //  a corporation


(b) This Adoption Agreement is effective               .  By this Adoption
                                        ---------------
    Agreement, the Employer (check one):

      //  Establishes a new SEP-IRA Plan.

      // Changes the elections made in a prior Adoption Agreement under this Prototype.

      //  Amends and restates its existing SEP-IRA Plan.


(c) Plan Year:

      //  The calendar year January 1 - December 31.

      //  The fiscal year of the employer                to
                                         --------  ------   --------  ------
                                          Month      Day      Month     Day


(d) Eligible Participants:

   (1) Each Employee who has attained age        (not to exceed age
                                         --------
      twenty-one (21)) and has completed        (not to exceed
                                        --------
      three (3)) Years of Service out of the immediately preceding five (5) calendar years with the Employer is eligible to participate in the Plan as of the first day of the Plan Year in which he meets such age and service requirements.

   (2) // Exclude Employees who earn less than $300 Compensation from the Employer during the Plan Year.

        // Exclude Employees covered under a collective bargaining agreement for which the collective bargaining unit bargained with the Employer in good faith about retirement benefits.

        // Exclude Employees who are non-resident aliens who receive no U.S. source income from the Employer.


(e) Employer contributions to the Plan shall be the same for all Participants in an amount equal to:

    //  1. Non-integrated with Social Security

           A percentage (not to exceed fifteen percent (15%)) of each Participant's Compensation (up to two hundred thousand dollars ($200,000)) as determined annually by the Employer before the date the contribution for the Plan Year is due but not to exceed thirty thousand dollars ($30,000) or that amount which qualifies for the maximum income tax deduction allowable to an individual under the Code for contributions to a Simplified Employee Pension plan.

    // 2. Integrated with Social Security (if the Employer maintains any other qualified retirement plan which is integrated with Social Security, this Plan may not be integrated with Social Security.)

           The amount determined under (e) 1. reduced by one hundred percent (100%) of Employer paid OASDI contributions. However, in no case will the amount allocated any Participant be less than the lesser of:

          (a)  three percent (3%) of such Participant's Compensation, or

          (b)  the highest percentage contributed on behalf of any Key
               Employee


(f) The person designated by the Employer as the Plan Administrator
    is                                   .  In the event that no plan
      -----------------------------------
    administrator is appointed, the Employer will serve in that capacity.


(g) Special Limitations on Allocations:

    Note: Do not complete Item (g) unless the Employer maintains other qualified plans.


    LIMITATIONS IF EMPLOYER HAS OTHER PLANS. Section 415 of the Code imposes certain limitations on the maximum amount of contributions and benefits under qualified plans. The Employer does NOT have to complete this item if the Employer maintains only this Plan. In all other cases, the Employer should complete this item, but only with the assistance of the Employer's tax advisor. The Employer's failure to complete this item properly may adversely affect the qualification of all of the plans the Employer maintains. The amount of Annual Additions allocated to any Participant's account under this Plan shall be limited as follows:


   -------------------------------------------------------------------------


   -------------------------------------------------------------------------


   -------------------------------------------------------------------------


(h) By executing this Adoption Agreement, the Employer:

   (a)  agrees to require each Participant to establish an IRA;

   (b) acknowledges having received a copy of, and agrees to be bound by the terms and conditions of, the Adoption Agreement and the Prototype SEP-IRA Agreement; and

   (c) acknowledges that the Employer has relied upon the Employer's own advisor as to the legal and tax effects of adopting this SEP-IRA Plan.



The undersigned Employer adopts this Plan and affixes the signature of the
Employer this        day of                , 19     .
             --------      ----------------    -----


Name of Employer
                 --------------------------------------------


By
   ----------------------------------------------------------
Signature of Sole Proprietor, Corporate Officer authorized to sign for the Corporation, or a Partner authorized to sign for the Partnership

                             LUTHERAN BROTHERHOOD

                PROTOTYPE SIMPLIFIED EMPLOYEE PENSION PLAN



   This Plan is established under the Internal Revenue Code (the "Code") to create retirement benefits for individuals participating herein upon their retirement, disability or other termination of employment, or, in the event of death, to pay benefits to their beneficiaries.


                           ARTICLE I -- DEFINITIONS


As used in this Plan, the following terms shall have the meaning set forth below, unless a different meaning is plainly required by the context of the Plan.


   1.01 "Adoption Agreement" shall mean the application by which this Plan is adopted by the Employer.

   1.02 "Anniversary Date" shall mean the anniversary of the Effective Date in each subsequent year.

   1.03 "Annuity Contract" shall mean a flexible premium annuity contract issued by an Insurer meeting the requirements of section 408 of the Code.

   1.04 "Beneficiary" shall mean the person or persons designated by the Participant in his application for the Annuity Contract or Mutual Fund shares.

   1.05 "Code" shall mean the Internal Revenue Code of 1986, as amended.

   1.06 "Compensation" shall mean for each Participant the aggregate of all earned income paid by the Employer in the form of wages and salary, professional fees or other amounts received during the calendar year for personal services rendered to the Employer (including commissions, bonuses, tips, overtime and extra pay) and includible in the Employee's gross income for Federal Income Tax purposes. For purposes of this Plan, Compensation shall also mean "earned income" or "net income" or the net earnings from self-employment in the trade or business with respect to which the Plan is established, provided that personal services for the self-employed individual are a material income-producing factor. Earned income or Compensation shall not include Contributions made by the Employer to any other deferred compensation plans, to any welfare benefit plan or to a Simplified Employee Pension Plan, nor to amounts earned while a member of any collective bargaining unit if members of such unit are not eligible to participate in accordance with Section (c) of the Adoption Agreement.

        Compensation for purposes of contributions by or on behalf of Participants shall be limited to the first two hundred thousand dollars ($200,000) of such Compensation. For purposes of this limit:

        (i) All plans maintained by the same employer shall be treated as a single plan;

        (ii) All plans maintained with respect to one or more trades or businesses which are under the common control, within the meanings of sections 414(b) and (c) of the Code or an affiliated service group within the meaning of section 414(m) of the Code shall be treated as a single plan; and

        (iii) All plans in which any self-employed individual participates shall be treated as a single plan with respect to such self-employed individual.

   1.07 "Effective Date" shall mean the date on which this Plan and Adoption Agreement are to be effective.

   1.08 "Employee" shall mean any individual employed by an Employer. Within the context of this Plan the term also shall mean a self-employed individual who is or may become eligible for this Plan.

   1.09 "Employer" shall mean the corporation, sole proprietor, partnership or other employer named in the Adoption Agreement and any successor employer.

   1.10 "Employer Contribution" shall mean the sum, if any, contributed annually by the Employer and allocated among the participating Employees in a non-discriminatory manner.

   1.11 "Employer Paid OASDI" shall mean the product of the tax rate applicable under section 3111(a) of the Code at the beginning of the Plan Year and, in the case of an Employee described in section 401(c)(1) of the Code, Earned Income to the extent that it does not exceed the contribution and benefit base applicable under OASDI at the beginning of the Plan Year or wages within the meaning of section 3121(a)(1) of the Code for all other Employees.

   1.12 "Individual Retirement Account" (IRA) shall mean: A custodial account, annuity or trust established under the provisions of Code section 408 on which the IRS has issued a favorable opinion or ruling letter or a model individual retirement account issued by the IRS.

   1.13 "Insurer" shall mean Lutheran Brotherhood, or any other insurance company approved by Lutheran Brotherhood, licensed to do business in the state where the principal office of the Employer's trade or business is located, which insurance company issues Annuity Contracts under the terms of this Plan.

   1.14 "Key Employee" shall mean any employee or former employee (and the beneficiaries of such employee) who at any time during the determination period was an officer of the Employer who earns more than one hundred fifty percent (150%) of the section 415 IRC limitation on contributions to defined contribution plans, an owner (or considered an owner under Section 318 of the Code) of one of the ten (10) largest interests in the employer if such individual's compensation exceeds the dollar limitation under section 415(c)(1)(A) of the Code, a five percent (5%) owner of the Employer as defined in section 416(i)(1)(B), or a one percent (1%) owner of the Employer who has annual compensation of more than one hundred fifty thousand dollars ($150,000). The determination period is the Plan Year containing the Determination Date and the four (4) preceding Plan Years. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the regulations thereunder.

   1.15 "Limitation Year" shall mean the Plan Year.

   1.16 "Mutual Funds" shall mean mutual fund shares purchased from Lutheran Brotherhood Securities Corp.

   1.17 "OASDI" shall mean the system of Old Age, Survivors, and Disability Insurance established under Title II of the Social Security Act and the Federal Insurance Contribution Act.

   1.18 "Participant" shall mean an Employee by whom and for whom contributions may be made under this Plan.

   1.19 "Plan" shall mean this document plus the Adoption Agreement by which the Employer adopts this Plan.

   1.20 "Plan Year" shall mean the Plan Year elected in section (c) of the Adoption Agreement.

   1.21 "Service" shall mean any interval of time, however short, in which an Employee performs any work for the Employer.

   1.22 "Sponsor" shall mean Lutheran Brotherhood.

   1.23 "Top-Heavy Plan" shall mean for any Plan Year beginning after December 31, 1983, this Plan is top heavy if more than sixty (60%) of the aggregate Employer contributions to the Plan were made to the accounts of Key Employees.

   1.24 "Valuation Date" shall mean the date the individual Accounts are valued under the terms of the Plan. The annual Valuation date shall be the last day of the Plan Year.

   1.25 "Year of Service" shall mean a plan year in which any Service has been performed.


                            ARTICLE II -- ELIGIBILITY


   2.01 An Employee is eligible to participate in this Plan on the first day of the Plan Year in which he meets the age, service and other requirements of Paragraph 2.02 in this Article.

   2.02 An Employee is eligible for an Employer Contribution if he has met the age and service requirements set forth in Section (d) of the Adoption Agreement and he is not a member of a collective bargaining unit with which the Employer bargained in good faith about retirement benefits (unless elected otherwise on the Adoption Agreement), or is not a non-resident alien as described in section 410(b)(3)(A) or 410(b)(3)(C) of the Code.

   2.03 In any case in which the Employer maintains the Plan of a predecessor employer, service for such predecessor shall be treated as service for the Employer.


                          ARTICLE III -- CONTRIBUTIONS


   3.01 For each Plan Year the Employer shall contribute in a nondiscriminatory manner to each Participant's Individual Retirement Account an amount which the Employer, in its sole discretion, may from time to time deem advisable, subject to the contribution formula selected in the Adoption Agreement. Contributions shall bear a uniform relationship to the total Compensation of each Participant.

   3.02 The Employer will establish and maintain records to disclose the amount of Employer Contributions allocated to each Participant.

   3.03 The Employer Contribution to the Plan shall be made and allocated to the Individual Retirement Accounts of the various Participants no later than the due date (plus extensions) for filing the employer's tax return.

        The Employer Contribution shall be allocated to each eligible Participant whether or not in the employ of the Employer on the last day of the Plan Year.

   3.04 The amount of the Employer Contribution allocable to each Participant shall not exceed either the lesser of fifteen percent (15%) of that Participant's Compensation or thirty thousand dollars ($30,000,) or that amount which qualifies for the maximum income tax deduction allowable to an individual under the Code for a contribution to a Simplified Employee Pension Plan.

   3.05 In addition to employer contributions to the Plan, each Participant may make regular IRA contributions.

   3.06 Controlled groups: In the event that for any year the Employer is a member of either a controlled group of corporations, a group of trades or businesses under common control (within the meaning of sections 414(b) and (c) of the Code, or an affiliated service group, within the meeting of section 414(m) of the Code, then contributions may be made to this Plan only if for such year all members of the controlled group of corporations or trades or businesses under common control or affiliated service group have adopted this Plan or another Simplified Employee Pension program which provides for the identical contribution and allocation formula as is specified in the Adoption Agreement to this Plan.

   3.07 The Employer does not condition any contribution made under the Plan on behalf of the Participant upon the retention by the Participant of the contribution within the Participant's account. Furthermore, the Employer does not impose any prohibition on a Participant's withdrawal of any amount from the Participant's account.


                      ARTICLE IV -- LIMITATIONS OF ALLOCATIONS


   (See Section 4.03 through 4.12 for special definitions applicable only to this article.)


   4.01 If an Employer does not maintain any other qualified plan, the amount of the Annual Additions which may be allocated under this Plan on a Participant's behalf for a Limitation Year shall not exceed the lesser of the Maximum Permissible Amount or any other limitation contained in this Plan.

   4.02 If the Employer, in addition to this Plan, sponsors a retirement plan qualified under Code section 401(a), the limitations of this Section shall apply with respect to any Participant who controls his Individual Retirement Account and the Employer defined in
        Section 414. In the case of a qualified Defined Contribution Plan, the Employer shall subtract any contribution made to a Participant's account under this Plan on account of a particular calendar year from the Participant's Maximum Permissible Amount under the qualified Defined Contribution Plan for the Limitation Year with or within which the calendar year ends. In the case of a qualified Defined Benefit Plan, the Employer shall reduce the Projected Annual Benefit of the Participant for any Limitation Year to the extent necessary to prevent the sum of the Defined Benefit Plan Fraction and Defined Contribution Plan Fraction from exceeding one (1.0) for that Limitation Year by reason of the Employer's contributions to the Participant's account for the calendar year ending with or within that Limitation Year.

   4.03 An Employer who has ever maintained a Defined Benefit Plan which is now terminated may not participate in this prototype SEP Plan. If, subsequent to adopting this plan, any Defined Benefit Plan of the Employer terminates, the Employer will no longer participate in this Prototype Plan and will be considered to have an individually designed plan.


   For purposes of this Article, these terms shall be defined as follows:


   4.04 "Annual Additions" -- The sum of the following allocated on behalf of a Participant for a Limitation Year:

        (a)  all Employer contributions,

        (b)  all forfeitures, and

        (c)  all Employee contributions.

   4.05 "Maximum Permissible Amount" -- For a Limitation Year, the maximum permissible amount with respect to any Participant shall be the lesser of (i) thirty thousand dollars ($30,000) (or such larger amount as the Secretary of the Treasury or his delegate may prescribe), or (ii) twenty-five percent (25%) of the Participant's Compensation for the Limitation Year.

   4.06 "Employer" -- The Employer that adopts this Plan and all members of a controlled group of corporations (as defined in Code section 414(b) as modified by Code section 415(h), or which constitutes trades or businesses (whether or not incorporated) which are under common control (as defined in Code section 414(c) as modified by Code section 415(h)) or which constitutes an affiliated service group (as defined in Code section 414(m)), of which the adopting Employer is part. All such employers shall be considered a single employer for purposes of applying the limitations of section 3.03 and section 3.04.

   4.07 "Limitation Year" -- Limitation Year for purposes of this section shall mean the Plan Year or the twelve (12) consecutive month period designated as the Limitation Year under the qualified retirement plan.

   4.08 "Defined Contribution Plan" -- A retirement plan which provides for individual accounts for Employer contributions.

   4.09 "Defined Benefit Plan" -- A retirement plan which does not provide for individual accounts for Employer contributions.

   4.10 "Annual Benefit" -- The annual benefit in the form of a straight life annuity (with no ancillary benefits) or a qualified joint and survivor annuity.

   4.11 "Projected Annual Benefit" -- A Participant's Annual Benefit under a Defined Benefit Plan provided by Employer contributions on the assumptions that the Participant will continue employment until his normal retirement age as stated in the Defined Benefit Plan, that his compensation will continue at the same rate as in effect for the Limitation Year under consideration until his normal retirement age and that all other relevant factors used to determine benefits under that plan will remain constant as of the current Limitation Year for all future Limitation Years.

   4.12 "Defined Benefit Fraction" -- A fraction, the numerator of which is the sum of the Participant's projected annual benefits under all the defined benefit plans (whether or not terminated) maintained by the Employer, and the denominator of which is the lesser of one hundred twenty-five percent (125%) of the dollar limitation in effect for the Limitation Year under section 415(b)(1)(A) of the Internal Revenue Code or one hundred forty percent (140%) of the average of the highest 3 consecutive years of Compensation.

        Notwithstanding the above, if the Participant was a Participant in one or more defined benefit plans maintained by the Employer which were in existence on July 1, 1982, the denominator of this fraction will not be less than one hundred twenty-five percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the later of September 30, 1983, or the end of the last Limitation Year beginning before January 1, 1983. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of
        Section 415 as in effect at the end of the 1982 Limitation Year.
        For purposes of this paragraph, a master or prototype plan with an opinion letter issued before January 1, 1983, which was adopted by the Employer on or before September 30, 1983, is treated as a plan in existence on July 1, 1982.

   4.13 "Defined Contribution Fraction" -- A fraction, the numerator of which is the sum of the Annual Additions to the Participant's Individual Account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years (including the Annual Additions attributable to the Participant's nondeductible Employee contributions to all defined benefit plans, whether or not terminated, maintained by the Employer), and the denominator of which is the sum of the maximum aggregate amounts for the current and all prior Limitation Years of service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The maximum aggregate amount in any Limitation Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation in effect under section 415(c)(1)(A) of the Code or twenty-five percent (25%) of the Participant's Compensation for such year multiplied by 1.4.

        If the Employee was a Participant in one or more defined contribution plans maintained by the Employer which were in existence on July 1, 1982, the numerator of this fraction will be adjusted if the sum of this fraction and the defined benefit fraction would otherwise exceed one (1.0) under the terms of this Plan. Under the adjustment, an amount equal to the product of (I) the excess of the sum of the fractions over one (1.0) times (ii) the denominator of this fraction, will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the later of September 30, 1983, or the end of the last Limitation Year beginning before January 1, 1983. This adjustment also will be made if at the end of the last Limitation Year beginning before January 1, 1984, the sum of the fractions exceeds one (1.0) because of accruals or additions that were made before the limitations of this article became effective to any plans of the Employer in existence on July 1, 1982. For purposes of this paragraph, master or prototype plan with an opinion letter issued before January 1, 1983, which is adopted by the Employer on or before September 30, 1983, is treated as a plan in existence on July 1, 1982.


                            ARTICLE V -- TOP-HEAVY PLAN


   5.01 If the Plan is or becomes Top-Heavy in any Plan Year beginning after December 31, 1983, the provisions of this Article will supersede any conflicting provisions in the Plan or Adoption Agreement.

   5.02 The Employer contributions allocated on behalf of any Participant who is not a Key Employee shall not be less than the lesser of three percent (3%) of such Participant's Compensation or in the case where the Employer has no defined benefit plan which designates this Plan to satisfy Section 401 of the Code, the largest percentage of Employer contributions and forfeitures, as a percentage of the first two hundred thousand dollars ($200,000) of the Key Employee's Compensation, allocated on behalf of any Key Employee for that year. The minimum allocation is determined without regard to any Social Security contribution.

   5.03 For purposes of computing the minimum allocation, compensation will mean compensation as defined in Section 1.06.


                         ARTICLE VI -- PARTICIPANT'S IRA


   6.01 Establishment of Account: -- Each Participant shall establish in his own name an Individual Retirement Account (IRA) invested in Annuity Contracts, Mutual Funds or some other funding vehicle approved by the Sponsor, to which contributions can be made under this Plan. Establishment of such IRA may be made a condition of employment.

   6.02 Nonforfeitable Account: -- The interest of any Participant in the balance of his IRA is at all times one hundred percent (100%) nonforfeitable.

   6.03 Exclusive Benefit: -- The Employer shall have no beneficial interest in any asset of a Participant's IRA, and no part of any asset in a Participant's IRA shall revert to or be repaid to the Employer except as specified in Section 8.05, either directly or indirectly; nor shall any part of the corpus or income of a Participant's IRA, or any asset of a Participant's IRA (at any time) be used for, or diverted to, purposes other than the exclusive benefit of the Participant or of his Beneficiaries.

   6.04 Administration of Account: -- The provisions of this document under which a Participant maintains his IRA shall determine the administration, distribution and investment of the Employer's and Employee's, if any, contribution(s) to a Participant's IRA. The Employer does not in any way guarantee a Participant's IRA from loss or depreciation.


                  ARTICLE VII -- STATE COMMUNITY PROPERTY LAWS


   7.01 The terms and conditions of this Plan shall be applicable without regard to the community property laws of any state.

   7.02 If a Participant of this Plan is married, the Compensation of the Participant and any contributions made by or on behalf of the Participant to the Plan under Article III shall be determined without regard to the compensation of the Participant's spouse.


                  ARTICLE VIII -- AMENDMENT AND TERMINATION


   8.01 Amendment by Sponsor: Each Employer who adopts this Plan delegates to the Sponsor the power to amend the Plan or Adoption Agreement to conform it to the provisions of any law, regulations or other rulings pertaining to Simplified Employee Pensions and to make such other changes to the Plan which, in the judgment of the Sponsor are from time to time necessary or appropriate. In such case, the Employer shall be deemed to have consented to such amendments if the Employer does not otherwise notify the Sponsor in writing within thirty (30) days after notification has been given to the Employer; provided, however, that no changes may be made without the consent of the Employer if the effect would be to substantially change the costs or benefits under the Plan.

   8.02 Amendment by Employer: The Employer reserves the right at any time to amend the Plan by changing elections in the Adoption Agreement or to otherwise amend the Plan or the Adoption Agreement but only by giving prior written notice to the Sponsor.

   8.03 Participation in Prototype: If an Employer amends this Plan or the Adoption Agreement (other than an election permitted in the Adoption Agreement) or rejects an amendment of the Plan or Adoption Agreement made by the Sponsor, the Plan will be deemed to be an individually designed plan and may no longer participate in the Lutheran Brotherhood Prototype Simplified Employee Pension Plan.

   8.04 Termination: This plan is intended to be permanent, but the Employer reserves the right to terminate it at any time.

   8.05 Return of Employer Contributions Under Special Circumstances: Any contribution made by the Employer because of a mistake of fact may be returned to the Employer within one year of such contribution. Any contribution made by the Employer which is conditional upon the Plan's initial qualification under the Code may be returned to the Employer within one year after the date such initial qualification is denied. Any contributions made by the Employer which are conditioned on the deductibility of such amount under Code Section 404 may be returned to the Employer, to the extent of the amount disallowed, within one year after the disallowance of the deduction.


                    ARTICLE IX -- MISCELLANEOUS PROVISIONS


   9.01 No Employee of the Employer nor anyone else shall have any rights against the Employer except those expressly granted in this agreement. Nothing in this agreement shall be construed to give any Participant the right to remain as an Employee of the Employer.

   9.02 In the event of a conflict between the provisions of this Plan and any Annuity Contract issued hereunder, the provisions of the Plan shall control.

   9.03 Words used in the masculine shall apply in the feminine where applicable and, wherever the context of this plan so indicates, the plural shall be read as the singular and the singular as the plural.


            ARTICLE X -- DUTIES AND POWERS OF THE ADMINISTRATOR


   10.01 Duties and Powers: The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary powers and authority to carry out that function, including the following powers and authority:

        A.  To determine questions of eligibility of Employees.

        B. To make contributions to Individual Retirement Accounts as required by the Plan.

        C. To adopt any rules for the Plan that are not consistent with the Plan or applicable law, and to amend or revoke any such rules.

        D.  To interpret the Plan and any rules of the Plan.

   10.02 Limitations Upon Powers of the Administrator: -- The Plan shall be uniformly and consistently interpreted and applied with regard to all Participants in similar circumstances. The Plan shall be administered, interpreted and applied fairly and equitably and in accordance with the specified purposes of the Plan.

   10.03 Expenses of Administration: -- The Employer shall pay for all expenses (including reasonable attorney's fee) properly incurred by the Administrator in the administration of the Plan.

   10.04 Effect of Administrator Action: -- Except as provided in
        Section 10.05, all actions taken and all determinations made by the Administrator in good faith shall be final and binding upon all Participants and any person interested in the Plan.

   10.05 Claims Procedure: -- A claim by a Plan Participant, former Participant, Beneficiary or any other person shall be made under the terms of the Individual Retirement Account established by each Participant.



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                                    NOTES


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                                    NOTES